                  SCHEDULE 14A
                  (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission
[X]	Definitive Proxy Stement Only (as permitted by Rule 14a-6(e)(2))

MOD-PAC CORP.

(Name of Registrant as specified in its charter)

Payment of filing fee (check the appropriate box):
[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: __/
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
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(4) Date Filed:

MOD-PAC CORP.
1801 Elmwood Avenue, Buffalo, New York 14207

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF MOD-PAC CORP.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MOD-PAC CORP. will be held at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York, on Thursday, May 20, 2004 at 11:00 a.m., to consider and take action on the following:

    To elect the Board of Directors.

    The selection of Ernst & Young LLP, independent certified public accountants, as auditors of the Company for the current fiscal year.

    To consider and act on the shareholder proposals described herein, if properly presented at the meeting.

    The transaction of such other business as may properly come before the meeting or any adjournment thereof.

FURTHER NOTICE IS HEREBY GIVEN that the stock transfer books of the Company will not be closed, but only Shareholders of record at the close of business on April 7, 2004 will be entitled to notice of the meeting and to vote at the meeting.

SHAREHOLDERS WHO WILL BE UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON MAY ATTEND THE ANNUAL MEETING BY PROXY. SUCH SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD (S) IN THE RETURN ENVELOPE ENCLOSED.

By Order of the Board of Directors
/s/ C. ANTHONY RIDER, Secretary

Buffalo, New York
Dated: April 19, 2004

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 2004

This Proxy Statement and the enclosed form of proxy are furnished to the Shareholders of MOD-PAC CORP., a New York corporation ("MOD-PAC" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, May 20, 2004 at 10:00 a.m., and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. In addition to solicitation by mail, to the extent necessary to ensure sufficient representation at the Annual Meeting, solicitations may be made by personal interview, telecommunication by officers and other regular employees of the Company. The cost of this proxy solicitation will be borne by the Company. It is contemplated that this Proxy Statement and the related form of proxy will be first sent to shareholders on April 19, 2004.

If the enclosed proxy is properly executed and returned, and the Shareholder specifies a choice on the proxy, the shares represented thereby will be voted (or withheld from voting) in accordance with the instructions contained therein. If the proxy is executed and returned but no specification is made, the proxy will be voted FOR the election of each of the nominees for director listed below, FOR the proposal to ratify the appointment of independent auditors and AGAINST the shareholder proposals 3 and 4 described herein. The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters are presented at the Annual Meeting, the proxy holders will vote the proxies in accordance with their judgment.

Any proxy given pursuant to this solicitation may be revoked by the Shareholder at any time prior to its use, by the Shareholder voting in person at the meeting, by submitting a proxy bearing a date subsequent to the date on the proxy to be revoked or by written notice to the Secretary of the Company. A notice of revocation need not be on any specific form.

RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on April 7, 2003 as the record date for determining the holders of Common Stock and Class B Stock entitled to notice of and to vote at the meeting. On April 7, 2004, MOD-PAC had outstanding and entitled to vote at the meeting a total of 2,765,662 shares of Common Stock and 967,613 shares of Class B Stock. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Class B Stock is entitled to ten votes on all matters to be brought before the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock and Class B Stock entitled to vote at the Annual Meeting will constitute a quorum. Each nominee for election as a director requires a plurality of the votes cast in order to be elected. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. A majority of the votes cast is required to approve the adoption of the selection of the Company's auditors and the shareholder proposal described herein. Under the law of the State of New York, the Company's state of incorporation, only "votes cast" by the shareholders entitled to vote are determinative of the outcome of the matter subject to shareholder vote. Votes withheld will be counted in determining the existence of a quorum, but will not be counted towards such nominee's or any other nominee's achievement of plurality or in determining the votes cast on any other proposal.

THE COMPANY AFTER SPIN-OFF FROM ASTRONICS CORPORATION

For the fiscal year ended December 31, 2002, MOD-PAC was a wholly-owned subsidiary of Astronics Corporation ("Astronics"). On March 14, 2003, MOD-PAC became a fully separate, publicly traded company (the "Spin-off") upon the distribution to the common shareholders of Astronics of one share of MOD-PAC common stock for each two shares of Astronics common stock held, and to the Class B shareholders of Astronics one share of MOD-PAC Class B stock for every two shares of Astronics Class B stock held.

Certain disclosure in this proxy statement for the fiscal year 2002 will include information regarding officers and directors of Astronics, including but not limited to actions taken by the Audit Committee and the Compensation Committee, then composed of directors of Astronics.

Proposal 1

ELECTION OF DIRECTORS

The Shareholders are being asked to elect five directors to the Company's Board of Directors to hold office until the election and qualification of their successors at the next annual meeting. The five directors who are so elected will be all of the directors of the Company. Unless the proxy directs otherwise, the persons named in the enclosed form of proxy will vote for the election of the five nominees named below. If any of the nominees should be unable to serve as a director, or for good reason will not serve, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. It is not anticipated that any of the nominees will be unable to serve.

All nominees have been members of the Board since the date indicated. The nominees for director, their ages, their principal occupations during at least the past five years, their positions and offices with MOD-PAC and the date each was first elected a director of MOD-PAC are as follows:

Name and Age of Nominee	Principal Occupation and Positions and Offices with Astronics	First Appointed Director

William G. Gisel, Jr, Age 51	Director; Executive Compensation, Audit and Nominating/Governance Committees of the Board of Directors. Chief Operating Officer of Rich Products Corporation	2003

Kevin T. Keane Age 71	Director; Chairman of the Board of the Company.	2002

Daniel G. Keane Age 38	Director; President and Chief Executive Officer.	2002

Robert J. McKenna Age 55	Director; Executive Compensation, Audit, and Nominating/Governance Committees of the Board of Directors. Since October 2001, President and Chief Executive Officer of Wenger Corporation. Prior to October 2001, President, Acme Electric Corporation.	2003

Howard Zemsky Age 44	Director; Executive Compensation, Audit and Nominating/Governance Committees of the Board of Directors. Since 2001, Managing Partner of Taurus Capital Partners LLC. From 1999-2001, President of IBP Deli Group of Companies. From 1989-1999 President of Russer Foods, Inc.	2003

Daniel G. Keane is the son of Mr. Kevin Keane.

Other Directorships

Mr. Kevin T. Keane and Mr. McKenna continue to serve on the Board of Directors of Astronics. None of the other directors presently serve on the Board of Directors of other publicly traded companies.

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors Independence

The Board of Directors has determined that each of its current directors, except for Messrs. Daniel G. Keane and Kevin T. Keane, is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards as currently in effect.

Board of Directors Meetings and Standing Committees

The Board of Directors has three standing committees: an Audit Committee, Compensation Committee, and Nominating/Governance Committee. During the year ended December 31, 2003, the Board of Directors held 4 meetings. Each director attended at least 75% of the meetings of the Board of Directors and of all committees on which he served.

The Audit Committee consists of Messrs. McKenna (Chair), Gisel and Zemsky, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards as currently in effect. The Board of Directors has determined that Messrs. McKenna, Gisel and Zemsky are each an "audit committee financial expert" as defined under federal securities laws. Information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year is set forth in the "Report of the Audit Committee," included in this proxy statement. The Audit Committee held 2 meetings in 2003. The Audit Committee is governed by a written charter approved by the Board of Directors. The charter of the Audit Committee is posted on the Investor Information section of the Company's website at www.modpac.com.

The Compensation Committee consists of Messrs. McKenna (Chair), Gisel and Zemsky, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards as currently in effect. The Compensation Committee is responsible for reviewing and approving compensation levels for the Company's executive officers and reviewing and making recommendations to the Board of Directors with respect to other matters relating to the compensation practices of the Company. The Compensation Committee held one meeting in 2003.

The Nominating/Governance Committee consists of Messrs. McKenna (Chair), Gisel and Zemsky, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards as currently in effect. The Nominating/Governance Committee is responsible for evaluating and selecting candidates for the Board of Directors and addressing corporate governance matters on behalf of the Board of Directors. In performing its duties to recommend nominees for the Board of Directors, the Nominating/Governance Committee seeks director candidates with the following qualifications, at minimum: high character and integrity; substantial life or work experience that is of particular relevance to the Company; sufficient time available to devote to his or her duties; and ability and willingness to represent the interests of all shareholders rather than any special interest group. The Nominating/Governance Committee may use third-party search firms to identify Board of Director candidates. It also relies upon recommendations from a wide variety of its contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential candidates. Shareholders wishing to submit or nominate candidates for election to the Board of Directors must supply information in writing regarding the candidate to the Nominating/Governance Committee at the Company's executive offices in Buffalo, New York. This information should include the candidate's name, biographical data and qualifications. Generally, the Nominating/Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon biographical data and qualifications. This information is evaluated against the criteria described above and the specific needs of the Company at the time. Additional information regarding proposed nominees may be requested. On the basis of the information gathered in this process, the Nominating/Governance Committee determines which nominee to recommend to the Board of Directors. The Nominating/Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. The Nominating/Governance Committee did not meet in 2003. The Nominating/Governance Committee is not governed by a written charter but acts pursuant to a resolution adopted by the Board of Directors addressing the nomination process as required by federal securities laws and NASDAQ Stock Market, Inc. regulations.

Executive Sessions of the Board

Non-management directors meet regularly in executive sessions. "Non-management" directors are all those directors who are not Company employees and includes directors, if any, who are not independent as determined by the Board of Directors. The Company's non-management directors consist of all of its current directors, except Messrs. Daniel G. Keane and Kevin T. Keane. An executive session of the Company's non-management directors is generally held in conjunction with each regularly scheduled Board of Directors meeting. Additional executive sessions may be called at the request of the Board of Directors or the non-management directors.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to its Chief Executive Officer, Chief Financial Officer as well as all other directors, officers and employees of the Company. This Code of Business Conduct and Ethics is posted on the Investor Information section of the Company's website at www.modpac.com. The Company will disclose any amendment to this Code of Business Conduct and Ethics or waiver of a provision of this Code of Business Conduct and Ethics, including the name of any person to whom the waiver was granted, on its website.

Compensation of Directors

Commencing with the Spin-off, directors were paid a retainer at the annualized rate of $10,000 and an additional fee of $650 for each meeting attended.

The Company's 2003 Director Stock Option Plan for non-salaried outside directors provides for the grant of options to purchase up to an aggregate of 200,000 shares of Common Stock (subject to adjustment to reflect share distributions). Outside directors are eligible to receive options under this Plan at the discretion of a committee appointed by the Board of Directors who are not eligible to participate in the Plan. Under the Plan, the option price is not less than the fair market value of the shares optioned on the date of grant. There is no limit on the number of options that a participant may be granted under the Plan. Options are exercisable beginning six months after grant and for so long as the holder is a director of the Company, but not longer than ten years from the date of grant. No options were granted under this plan in 2003.

Directors' and Officers' Indemnification Insurance

On March 14, 2003, the Company obtained a Directors' and Officers' Liability Insurance policy written by The Chubb Group. The annual premium is $96,030. The policy provides indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of their conduct in such capacities. No significant payments or claims of indemnification or expenses have been made under any such insurance policies by the Company at any time.

Contacting the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors by writing to: Board of Directors, MOD-PAC CORP., 1801 Elmwood Avenue, Buffalo, New York 14207. Shareholders who would like their submission directed to a particular director may so specify and the communication will be forwarded, as appropriate.

Report of Audit Committee

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management and the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors. The Board of Directors has also determined that the members of the Committee are independent as defined in the regulations. The Board of Directors has determined that Mr. McKenna, an independent director, is an "audit committee financial expert," as defined in the regulations.
February 11, 2004	Robert J. McKenna, Chariman
William G. Gisel, Jr.
Howard Zemsky

Section 16(a) Beneficial Ownership Reporting Compliance

During 2003, all executive officers and directors of the Company timely filed with the Securities Exchange Commission all required reports with respect to beneficial ownership of the Company's securities.

Certain Relationships and Related Transactions

During the year ended December 31, 2003, the Company performed printing and order fulfillment services for VistaPrint Corporation, resulting in net sales of $13,631,000. At December 31, 2002, VistaPrint Corporation owed MOD-PAC $2,239,000 related to such net sales. Robert S. Keane, the son of Kevin T. Keane and brother of Daniel G. Keane, is a shareholder in and the chief executive officer of VistaPrint Corporation. In addition, Kevin T. Keane is a shareholder in VistaPrint Corporation holding less than five percent of its capital stock. The Board of Directors has reviewed the terms of the Company's business relationship with VistaPrint and determined that it such terms are fair.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the "Committee") determines the compensation of the Chief Executive Officer and the other executive officers of the Company and its subsidiaries. The Committee is composed entirely of directors who are neither executive officers nor employees of the Company. In addition to determining the salary and bonus compensation for the Company's executive officers, the Committee determines the grants under the Company's Incentive Stock Option Plan and oversees the administration of other compensation plans and programs.

Compensation of Executive Officers Generally

The Company's executive compensation program is designed to link executive pay to Company performance and to provide an incentive to executives to manage the Company with a view to enhancing stockholder value. Compensation criteria are evaluated annually to ensure they are appropriate and consistent with business objectives. Executive compensation policies and programs are intended to provide rewards related to Company and individual performance, stockholder value, retention of a strong management team and the encouragement of professional development and growth.

Components of Compensation

The primary components of the Company's executive compensation program are salary, bonuses and stock options which become exercisable over time.

Salary and Bonuses. The Committee reviews the salary of executive officers annually. The Committee's review takes into consideration the Company's performance with respect to customary financial and operating yardsticks, including revenues, operating income, earnings, cash flow, and return on shareholder equity. In making salary decisions, the Committee exercises its discretion and judgment based on the foregoing criteria, without applying a specific formula to each factor considered. The Committee also reviews an annual survey of the compensation levels of executives in similar industries. A substantial portion of executive compensation each year is in the form of bonuses, which are awarded by the Committee immediately following the fiscal year just concluded.

Stock Options. The Committee believes that stock options are an important method of rewarding management and of aligning management's interests with those of the stockholders. The Committee also recognizes that the Company conducts its business in competitive industries and that, in order to remain competitive and pursue a growth strategy, it must employ talented executives and managers. The Company believes that stock options are important in attracting and retaining such employees. For these reasons, the Company adopted the Stock Option Plan as a stock-based incentive program primarily for its officers and managers. Under the Stock Option Plan, the Committee may grant options to officers and managers who are expected to contribute to the Company's success. In determining the size of stock option grants, the Committee focuses primarily on the Company's performance and the role of the executives and managers in accomplishing performance objectives. Stock options generally become exercisable in equal installments over a five-year period and are granted with an exercise price equal to the fair market value of the Common Stock as of the date of grant.

The Committee intends to continue using stock options as a long-term incentive for executive officers and managers. Because options provide rewards only to the extent the Company's stock price increases and to the extent the executives remain with the Company until the options become exercisable, the Committee believes that stock options granted under the Stock Option Plan are an appropriate means to provide executives and managers with incentives that align their interests with those of stockholders.

Compensation of the Chief Executive Officer

Mr. Daniel G. Keane currently serves as Chief Executive Officer of the Company. He was compensated for the 2003 fiscal year utilizing the same general philosophy and criteria described above. The Committee believes that Mr. Keane's performance for the 2003 fiscal year was strong, as reflected by the Company's overall performance in comparison to the composite performance of companies in similar industries to the Company's. The Committee believes that Mr. Keane's total compensation for the 2003 fiscal year fairly and sufficiently rewarded him for performance.
February 11, 2004	Robert J. McKenna, Chairman William G. Gisel, Jr. Howard Zemsky

Executive Compensation Summary Table

The following table sets forth the cash compensation as well as certain other compensation paid during the years ended December 31, 2003, 2002 and 2001, for our President and Chief Executive Officer. Mr. Kevin T. Keane and Mr. C. Anthony Rider were compensated in fiscal year 2002 and prior as executive officers of Astronics, our parent corporation prior to the Spin-off.

Summary Compensation Table
		Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Options	All Other Compensation(2)

Daniel G. Keane President and Chief Executive Officer	2003 2002 2001	$224,000 171,000 157,000	$134,400 102,600 102,600	$89,002 22,260 43,473	31,921 11,172 12,277	$12,000 10,000 11,050

Kevin T. Keane Chairman of the Board of Directors	2003	$150,000	$90,000	$27,187	0	$6,000

C. Anthony Rider Chief Financial Office, Treasurer and Secretary	2003	$165,000	$99,000	28,187	30,693	12,000

(1)	Represents personal use of company automobiles, group life insurance, medical expense, club fees and dues, and related gross-up for income taxes.
(2)	Represents contribution to the Company's Profit Sharing Plan made by the Company.

Stock Option Grant Table

On January 24, 2003, options to purchase shares of Astronics Common Stock were granted to Daniel G. Keane and C. Anthony Rider. As a result of the Spin-off, options to purchase the common stock of MOD-PAC were substituted and are set forth in the following table:

Option Grants In Fiscal 2003
(Individual Grants)

					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted To Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Daniel G. Keane	31,921	39	5.392	1/24/13	108,244	274,312

C. Anthony Rider	30,693	37	5.392	1/24/13	104,080	263,759

Potential realizable values are based on the assumed annual growth rates for the option term. The amounts set forth are not intended to forecast future appreciation, if any, of the stock price, which will depend on market conditions and the Company's future performance and prospects

Stock Option Exercises and Fiscal Year-End Value Table

The following table provides information as to stock options exercised during the fiscal year ended December 31, 2003 and the value of each such executive officer's unexercised stock options at December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values
			Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003 (2)
Name	Shares Acquired or Exercised (#)	Value Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel G. Keane	1,200	$8,562	65,933	39,885	$217,585	$71,468

C. Anthony Rider	-	-	17,550	35,764	$16,009	$64,038
(1)	Market value of stock at exercise less exercise price or base price.
(2)	Based upon the closing price of the Company's Common Stock on the Nasdaq National Market System on December 31, 2003 of $8.00 per share.

Equity Compensation Plan Information

The following table sets forth the aggregate information of the Company's equity compensation plans in effect as of December 31, 2003.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	248,816	$6.29	751,184
Equity compensation plans not approved by security holders	0	0	0
Total	248,816	$6.29	751,184

_____________________________

No equity compensation plans have been adopted without shareholder approval

CORPORATE PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return of (i) the Company, (ii) the Nasdaq Non-Financial Stocks and (iii) the NASDAQ US Index for the period March 14, 2003 through December 31, 2003.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning persons known to the Company to own more than 5% of the outstanding shares of Common Stock or Class B Stock and the number of shares and percentage of each class beneficially owned by each director, each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group as of April 7, 2004 (an asterisk indicates less than 1% beneficial ownership of the class). Certain information included here is based upon information filed with the SEC by the persons listed below in connection with their holdings of Astronics shares:

	Shares of Common Stock		Shares of Class B Stock
Name and Address of Owner (1)	Number	Percentage	Number	Percentage

William G. Gisel, Jr.	--	--	--	--

Daniel G. Keane (2)	49,484	1.8%	40,688	4.2%

Kevin T. Keane (3)	161,484	5.8%	255,650	26.4%

Robert J. McKenna	550	*	206	*

C. Anthony Rider (4)	21,933	*	1,854	*

Howard Zemsky	20,273	*	--	--

FMR Corp. (5)	302,400	10.9%	--	--

All directors and executive officers as a group (6 persons)	253,724	9.2%	298,398	30.8%

(1)	The address for all directors and officers listed is: 1801 Elmwood Avenue, Buffalo, New York 14207.
(2)

Includes 24,700 shares of Common Stock and 4,456 of Class B Stock subject to options exercisable within 60 days and 6,435 shares of Common Stock and 14,995 shares of Class B Stock owned by Mr. Daniel G. Keane's wife, as to which he disclaims beneficial ownership.

(3)

Includes 29,439 shares of Common Stock and 12,414 shares of Class B Stock owned by Mr. Kevin Keane's wife or held in trust for the benefit of Mr. Keane's wife, as to which he disclaims beneficial ownership.

(4)	Includes 16,131 shares of Common Stock and 1,417 shares of Class B Stock subject to options exercisable within 60 days.
(5)

Information with respect to FMR Corp. and its holdings of Common Stock is based on a Schedule 13G/A filed with the SEC for Astronics on February 13, 2004 on behalf of its wholly-owned subsidiary, Fidelity Management & Research Company, a registered investment advisor. Fidelity Management & Research Company is the beneficial owner of the common stock as a result of acting as an investment advisor to various investment companies. The beneficial ownership information presented is based solely on the Schedule 13G/A. The stated business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

Proposal 2

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, with the approval of the Board of Directors, has selected Ernst & Young LLP, independent certified public accountants, to act as auditors of MOD-PAC for the current fiscal year. Representatives of Ernst & Young LLP are expected to attend the meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Audit Fees. The following table sets forth the fees billed to the Company for the last fiscal year by the Company's independent certified public accounts, Ernst & Young LLP:

	2003	2002
Audit	$74,400	$ 64,600
Audit-related	0	0
Tax	3,500	15,900
All Other	0	0

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee may delegate to an Audit Committee member the authority to approve permitted services provided that the delegated member reports any decisions to the Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

Proposal 3

SHAREHOLDER PROPOSAL RELATING TO POISON PILL

Donald R. and Alexandria J. McIntyre ("McIntyre"), 8 Sunrise Terrace, West Seneca, New York 14224, who own over 5,000 shares of the Company's stock, have advised that they intend to present the following resolution at the Annual Meeting. In addition to McIntyre, Mr. Edward K. Duch Jr., 4551 Gulf Shore Blvd. North, PH #8, Naples Florida 34103, who owns over 24,000 shares of the Company's stock has separately advised the company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of the proposal would require a majority of votes cast in person or by proxy at the Annual Meeting.

Shareholder Resolution

"This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to shareholder vote."

This topic won an average 60% yes vote at 50 companies in 2002 according to the Investor Responsibility Research Center tabulation on Average Voting Results, December 2002.

Proponent's Supporting Statement

The Council of Institutional Investors, www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. We believe that our company should follow suit and allow shareholder participation.

Our company's stock/market value is being seriously limited by the current structure and actions of management and the past boards. Since the Class B MOD-PAC shares cannot be bought in the open market but carry super voting rights 10 times greater than the shares that can be bought, the "Class B" shares prohibit another company from acquiring MOD-PAC at a fair market price.

Why should management, who own 16% of the total stock, control 29% of the total votes? You will also note that these Class B shares are not publicly priced and therefore do not add to a shareholder's stated portfolio value unless the shareholder sells their Class B shares. Should shareholders elect to sell those shares, this would further increase management's vote and control. Most importantly, no MOD-PAC shareholder has ever been allowed to vote on whether this provision should be allowed to exist. The provision only protects management.

The Harvard Report:

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999. The report is titled, "Corporate Governance and Equity Prices," July 2001, Paul A. Gompers, Harvard Business School.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a way of reducing risk, as they believe it decreases the likelihood of bad things happening to a company. Source: "Putting a Value on Governance," Director & Boards, Spring 1997 by Robert Felton and Alec Hudnut of McKinsey & Co. and Jennifer Van Heeckeren, University of Oregon.

Since the 1980's, Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, "Wall Street Journal," June 12, 2002.

Council of Institutional Investors Recommendation

The Council of Institutional Investors (cii.org), an organization of 120 pension funds, which invests $1.5 trillion, called for shareholder approval of poison pills. The Council of Institutional Investors position is specified in the Council of Institutional Investors' "Corporate Governance Policies," under Core Policies, Shareholder Voting Rights, Item 5.b with the key word "poison pills." In recent years companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, SBC and McDermott International. I believe our company should follow suit and allow shareholder input.

Response of the Board of Directors

The MOD-PAC CORP. Board of Directors believes that it is their responsibility, as the elected representatives of the MOD-PAC stockholders, to ensure that MOD-PAC adheres to sound governance policies and practices for the benefit of stockholders. We believe that it is ill-advised and dangerous for corporate governance matters to be decided by public referendum in the abstract when the decision would obligate the Company to pursue a course of action in the future without allowing the Board to engage in a thoughtful analysis of the proposal at that time. In fact, limiting the Company's freedom of action in the future runs directly counter to the fiduciary standards the Board is obligated to uphold. We are convinced that retaining flexibility, responsibility and accountability at the Board level is the right approach to maximizing shareholder value.

MOD-PAC has never had a poison pill, as MOD-PAC understands that term. The term "poison pill" is not defined in the proposal, but is commonly used to mean a shareholder rights plan. As MOD-PAC understands that term, a shareholders rights plan grants a right or entitlement to shareholders to purchase additional equity in a target company at a significant discount upon the occurrence of certain "triggering events," such as a hostile takeover bid, thereby making the takeover more expensive and less attractive to the acquirer. Despite the fact that MOD-PAC does not have a poison pill, as we understand that term, poison pills are an effective tool for minimizing the risk of a suitor acquiring the company through a "low-ball" bid because they force such a suitor to negotiate directly with your Board of Directors. Retaining the option to adopt a poison pill at the Board level puts the Board in a position to have adequate time and flexibility to negotiate on behalf of the shareholders. It also enhances the Board's ability to negotiate the highest possible bid from a potential acquiror. In addition, the Board would retain the flexibility to develop alternatives to a takeover bid that may better maximize shareholder value and preserve the long-term value of the Company for all shareholders. In this regard, it is particularly important to remember that hostile acquirors are interested in buying the Company as cheaply as they can and, in attempting to do so, likely may use: (i) coercive tactics, (ii) partial or two-tiered bids and (iii) stock accumulation programs, which do not treat all stockholders fairly and equally. Micro-cap companies, such as MOD-PAC, trade at a liquidity discount and, accordingly your Board must have the flexibility to defend shareholders from such acquirors and such tactics.

We believe there is compelling evidence that shareholder poison pills are beneficial to shareholders' interests. Approximately 2,150 companies have adopted poison pills, including more than half of the companies in the Standard and Poor's 500 Index. Studies have shown that companies adopting such plans receive higher takeover premiums than those companies without poison pills. For example a 1997 study by Georgeson and Company, Inc. found that premiums paid to acquire companies with poison pills were 8% higher than premiums paid to companies without poison pills. At the same time, poison pills do not prevent companies from being acquired at prices that are fair and adequate to shareholders.

In summary, it is consistent with corporate governance principles that decisions involving the potential sale of the Company rest with the Board of Directors, which will evaluate the merits of any acquisition proposal in accordance with its fiduciary duty. The adoption of a poison pill is appropriately within the scope of the Board's responsibilities because it can be an effective tool in Board's negotiations on behalf of shareholders with an acquiror.

THE BOARD OF DIRCTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE ABOVE SHAREHOLDER PROPOSAL REGARDING POISON PILL

Proposal 4

SHAREHOLDER PROPOSAL RELATING TO CONFLICT OF INTEREST POLICIES

Mr. Thomas R. Gibson, 8482 La Salle Ct., Grosse Ile Michigan, 48138-1527, who owns over 9,000 shares of the Company's stock has separately advised the company that he intends the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of the proposal would require a majority of votes cast in person or by proxy at the Annual Meeting.

Shareholder Resolution

Resolved, that the shareholders of MOD-PAC CORP. request that the Board of Directors adopt a conflict of interest policy in regard to any management and/or board ownership of equity or debt of any private company that does business with MOD-PAC.

Proponent's Supporting Statement

With today's corporate scandals MOD-PAC must insure that no conflicts of interest or even a "potential" for conflicts exist. MOD-PAC performed printing and order fulfillment services for VistaPrint Limited, resulting in net sales of $594,000, $3,220,000 and $6,198,000 during each of the years in the three-year period ended December 31, 2002. VistaPrint owed MOD-PAC CORP. $1,944,000 and $927,000 at December 31, 2001 and 2002, respectively, related to such services. Robert S. Keane, the son of Kevin T. Keane, is a shareholder in and chief executive officer of VistaPrint Limited. In addition, Kevin T. Keane, (Chairman of MOD-PAC), is a shareholder in VistaPrint Limited, holding less than 5% of its capital stock. Also, the MOD-PAC agreement with VistaPrint required that MOD-PAC equip a pilot production facility for VistaPrint at an aggregate cost of $1.0 million. If this is a strategic growth opportunity for MOD-PAC, why should MOD-PAC only own the debt and not the equity? Why shouldn't the Internet Business provided by VistaPrint be a division or wholly owned subsidiary of MOD-PAC?

Response of the Board of Directors

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to its Chief Executive Officer, Chief Financial Officer as well as all other directors, officers and employees of the Company. This Code of Business Conduct and Ethics is posted on the Investor Information section of the Company's website at www.modpac.com. The code of ethics deals adequately with the subject of conflicts of interests and the company has procedures in place to review compliance with the code of ethics, accordingly no further action is required.

THE BOARD OF DIRCTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE ABOVE SHAREHOLDER PROPOSAL REGARDING CONFLICTS OF INTEREST.

PROPOSALS OF SHAREHOLDERS FOR 2005 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2005 Annual Meeting of Shareholders, shareholder proposals must be received by the Company no later than December 20, 2004.

If a shareholder wishes to present a proposal at the Company's 2005 Annual Meeting of Shareholders or to nominate one or more directors, and the proposal is not intended to be included in the Company's proxy materials relating to that meeting, such proposal or nomination(s) must comply with the applicable provisions of the Company's by-laws and applicable law. In general, the Company's by-laws provide that with respect to a shareholder nomination for director, written notice must be addressed to the Secretary and be received by the Company no less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. For purposes of the Company's 2005 Annual Meeting of Shareholders, such notice must be received not later than March 21, 2005 and not earlier than February 19, 2005. The Company's by-laws set out specific requirements that such written notices must satisfy.

With respect to shareholder proposals (other than nominations for directors) that are not intended to be included in the Company's proxy materials relating to the 2005 Annual Meeting of Shareholders, such proposals are subject to the rules adopted by the SEC relating to the exercise of discretionary voting authority unless notice of such a proposal is received by the Company no later than March 8, 2005.

OTHER BUSINESS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

Copies of the 2003 Annual Report to Shareholders of MOD-PAC have been mailed to shareholders. Additional copies of the Annual Report, as well as this Proxy Statement, Proxy Card(s), and Notice of Annual Meeting of Shareholders, may be obtained from MOD-PAC CORP., 1801 Elmwood Avenue, Buffalo, NY 14207.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS, BENEFICIALLY OR OF RECORD ON APRIL 7, 2004, ON REQUEST TO SHAREHOLDER RELATIONS, MOD-PAC CORP., 1801 ELMWOOD AVENUE, BUFFALO, NEW YORK 14207.
Buffalo, New York April 19, 2004	BY ORDER OF THE BOARD OF DIRECTORS /s/ C. Anthony Rider, Secretary